EXHIBIT G

Performance criteria for FY 1999 - FY 2001 cycle include the following: Aggregate Income, defined as the targeted income, before taxes and extraordinary items1, for the entire three-year period, as shown in the table below.
Performance goals and amounts funding the payout pool include the following:


         Performance Level                    Aggregate Income               % of Net Earnings to Pool
            Below Target                          Below $                         0%
               Target                                $                            .83% of earnings
            Above Target                           Above$                         .83% of earnings





During the FY 1999 - FY 2001 cycle, Farmland Industries, Inc. must return to its
members at least $    in cash(2), or no payout will occur under this plan.

     (1)The Chief Financial Officer and the Chief Executive Officer must approve the classification of any item as "extraordinary".
     Transactions deemed as "extraordinary" and therefore excluded in the determination of income for variable compensation include:

     . The punitive portion of litigation results in favor of or against Farmland, excluding redemptive payments on normal business matter where the intent is to substantially restore net income to where it would have been had the incident not occurred.
     . Non-recurring (one-time) adjustment to income or expense such as the gain from settlement of the retirement plan or a write-down of a major fixed asset.
     . The gain or loss on the disposal of a major asset or a group of assets.
     . The impact of adjustments resulting from LIFO inventory
       computations or reserves.
     . Other items as approved.
     Specific requests by an operating unit for treatment of an item as "extraordinary" must be approved by the Senior
     Management representative before review by the Chief Financial Officer and the Chief Executive Officer.
     <F2>
     Cash Returned to Members includes cash patronage, equity redemptions, additional equity redemptions due to tax savings on net operating loses (NOL), ownership retirements, capital credits, preferred stock dividends and preferred stock redemption and Cooperative Finance Company cash patronage refund.

     The attached Management Long Term Incentive Plan was approved by the Board of Directors at its meeting on August 26, 1993.

      Any Subsequent changes to the plan or to the individual participation within the plan will occur as outlined within the document.





                      H.D. Cleberg, President and Chief Executive Officer